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FOR IMMEDIATE RELEASE
AUGUST 14, 2000

      SAUER-DANFOSS INC. ANNOUNCES RECORD SECOND QUARTER SALES AND EARNINGS

AMES, IOWA, USA, AUGUST 14, 2000--SAUER-DANFOSS INC. (NYSE: SHS), today announced its financial results for the second quarter and first six months ended July 2, 2000. The financial statements for both the 2000 second quarter and first six months reflect the operations of Danfoss Fluid Power A/S, which was acquired on May 3, 2000, in a transaction using the purchase method of accounting.

Net income for the second quarter 2000, on a comparable basis, totaled $11.1 million, or $0.39 per share, compared with net income for the second quarter 1999 of $7.8 million, or $0.28 per share. The second quarter 2000 amounts exclude $0.13 per share of merger-related costs and the operations of Danfoss Fluid Power, $0.10 relating to one-time restructuring costs and amortization, $0.01 of ongoing amortization expense, and $0.02 of dilution from Danfoss Fluid Power. Reported net income for the second quarter 2000 was $10.1 million, or $0.26 per share.

Net sales for the quarter were a record $225.8 million, up 52.6 percent from 1999 net sales of $148.0 million. On a comparable basis, excluding the operations of Danfoss Fluid Power, net sales were a record $168.1 million, up
13.6 percent from 1999, and up 16.0 percent excluding the impact of currency fluctuation.

Klaus H. Murmann, Chairman, commented, "We are very pleased with our record sales and strong earnings, building on the momentum from what was a very solid first quarter. Our top line growth reflects the new customer programs we have invested in over the past two years as well as continued gains in most of our markets. In short, we are pleased that we are able to continue our investments in new programs that strengthen our global leadership position in our major markets and still report increased earnings."

On a comparable basis, excluding Danfoss Fluid Power, second quarter 2000 sales for the turf care market were up 42 percent, the specialty vehicle market was up 17 percent, construction was up 10 percent, distribution and aftermarket was up 8 percent, and agricultural market sales were up 6 percent. Road building market sales were down by 7 percent, in line with the decline reported in the first quarter.

On a comparable basis, total backlog at the end of the second quarter 2000 was $242.5 million, up 14.7 percent from last year's level of $211.4 million, and up
18.1 percent excluding the impact of currency fluctuation. Orders received for the second quarter were $159.5 million, an increase of 28.4 percent over the same period last year, and an increase of 33.0 percent excluding the impact of currency fluctuation.

SIX MONTH REVIEW

Net income for the first six months of 2000, on a comparable basis, was $19.3 million, or $0.69 per share, compared with $15.9 million, or $0.58 per share for 1999. Reported net income for the six months 2000 was $18.3 million, or $0.55 per share.


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Net sales for the first six months of 2000 were $389.3 million, up 29.3 percent from 1999 net sales of $301.1 million, and on a comparable basis net sales were $331.6 million, up 10.1 percent from 1999, and up 13.0 percent excluding the impact of currency fluctuation. Orders received for the first six months of 2000, on a comparable basis, were $321.8 million, an increase of 28.4 percent over the same period last year, and an increase of 34.0 percent excluding the impact of currency fluctuation.

SEGMENT RESULTS

North American second quarter 2000 net sales were $133.6 million, an increase of
41.5 percent from 1999 net sales of $94.4 million, or an increase of 22.7 percent on a comparable basis. Net income for North America for the second quarter 2000 was $6.6 million compared with $6.6 million for 1999. On a comparable basis, 2000 net income was $8.5 million. Total backlog at the end of the second quarter 2000, on a comparable basis, was $168.2 million, up 21.2 percent from last year's level of $138.8 million. Orders received for the second quarter were $106.4 million, an increase of 36.5 percent over the same period last year.

European second quarter 2000 net sales were $90.8 million, or 75.6 percent above 1999 net sales of $51.7 million, a decrease of 0.8 percent on a comparable basis, but an increase of 6.4 percent excluding the impact of currency fluctuation. Net income for Europe for the second quarter 2000 was $3.8 million compared with $1.7 million for 1999. On a comparable basis, 2000 net income was $2.2 million. Total backlog at the end of the second quarter 2000, on a comparable basis, was $72.2 million, up 3.1 percent from last year's level of $70.0 million, and up 10.6 percent excluding the impact of currency fluctuation. Orders received for the second quarter were $52.6 million, up 17.4 percent on the same period last year, and up 25.9 percent excluding the impact of currency fluctuation.

East Asia second quarter 2000 net sales were $7.4 million, an increase of 39.6 percent over 1999 sales of $5.3 million, but a decrease of 17.0 percent on a comparable basis.

OTHER EVENTS

As of the end of July the company has completed the previously announced closing of the Newtown, Pennsylvania, valve plant, and moved the operations into its Easley, South Carolina, valve plant. Annual pre-tax savings are expected to be $2.0 million. During the second quarter the company made the decision to close the Racine, Wisconsin, open-circuit manufacturing plant and move the production to its West Branch, Iowa, plant. The move is expected to be completed by the end of the year, with expected annual pre-tax savings of $2.5 million.

"The Newtown closure and move was completed ahead of schedule and with no impact on our customers," commented Mr. Murmann. "The announced closing of our Racine operations further rationalizes any overlap we had between our former Sauer and Danfoss Fluid Power operations. The expected $2.5 million in savings is in addition to our previously discussed expected pre-tax synergies of $16 to $21 million."

In the area of electrohydraulics, the company released a new software tool into our North American market during the second quarter. WebGPI-TM-, a PC-based software package, is used to communicate with Sauer-Danfoss microcontrollers, and allows equipment manufacturers to fine tune the performance of their machines. The user-friendly software offers enhanced capabilities such as graphs, data logging, and hardware information and provides a window into the microcontrollers.

"We have recently introduced this software at tradeshows and have provided test versions to customers, and we are very excited about the response we are getting," commented Mr. Murmann. "The introduction of this software to the market is an example of our commitment and capability to offer complete system solutions which include sophisticated electronics."


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Also during the second quarter the company entered into a memorandum of understanding to purchase Compact Controls, Inc. Compact Controls, a manufacturer of cartridge valves and manifolds, is based in Portland, Oregon, with sales of approximately $33 million and 275 employees. It is expected that a definitive agreement will be concluded during the third quarter, at which time details of the transaction will be announced.

2000 OUTLOOK

Mr. Murmann commented, "I am very pleased with our increased sales, orders and backlogs. These are all well above the growth rates of the markets we serve. The increases reflect the investments we have made over the past few years to better serve our customers and continue to result in new customer program wins. More important is that this is falling down to our bottom line, with earnings, on a comparable basis, being up almost 50 percent.

"At the same time we are very pleased with the efforts of our global management team to effectively integrate Sauer and Danfoss. We are seeing the first positive effects of our merger as customers are already starting to order more products from our enlarged product portfolio. The synergies of the combined organization will provide us with a more cost-effective and integrated product solution, enabling us to gain market share," added Mr.
Murmann.

"We continue to be comfortable with our expected net income for the full year 2000, before amortization and restructuring costs, of $0.90 per share, compared with $0.68 per share for 1999. We feel assured that for the full year 2000 our net income per share will reach $0.68 to $0.70 per share after amortization and restructuring costs of $0.20 to $0.22 per share as previously reported," concluded Murmann.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 6,500 employees worldwide and sales of about $840 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa, Neumunster, Germany, and Nordborg, Denmark. More details online at www.sauer-danfoss.com.


THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PROVIDE A MORE DETAILED DESCRIPTION OF THESE RISKS AND UNCERTAINTIES.



FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC. - INVESTOR RELATIONS

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
KENNETH D. MCCUSKEY                 Sauer-Danfoss Inc.                 Phone:       (515) 239-6364
Vice President - Finance            2800 East 13th Street              Fax:         (515) 239-6443
                                    Ames, Iowa, USA 50010          kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK                    Sauer-Danfoss Inc.                 Phone:   +49-4321-871-190
Dirctor of Finance - Europe         Krokamp 35                         Fax:     +49-4321-871-121
                                    D-24539 Neumunster                 jlangrick@sauer-danfoss.com

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Internet:  http://www.sauer-danfoss.com


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Condensed Consolidated Statement of Income

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

                                                                      13 Weeks Ended                      26 Weeks Ended
Unaudited                                                        JULY 2,         July 4,             JULY 2,         July 4,
(Dollars in thousands except share and per share data)             2000           1999                 2000           1999
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
NET SALES                                                    $      225,772 $       147,964      $      389,251 $       301,061
Cost of sales                                                       165,484         110,455             286,057         224,537
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Gross profit                                                         60,288          37,509             103,194          76,524
Selling                                                              10,558           6,308              16,952          12,928
Research and development                                              7,578           5,426              14,777          11,528
Administrative                                                       15,407           8,141              26,126          16,205
Restructuring charges                                                 2,418              -                2,418              -
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Total operating expenses                                             35,961          19,875              60,273          40,661
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INCOME FROM OPERATIONS                                               24,327          17,634              42,921          35,863
Nonoperating income (expenses):
   Interest expense, net                                            (2,844)         (2,281)             (5,000)         (4,768)
   Minority interest                                                (3,714)         (2,688)             (6,631)         (5,782)
   Other, net                                                       (1,277)           (199)             (1,298)           (141)
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Income before income taxes                                           16,492          12,466              29,992          25,172
Income taxes                                                        (6,364)         (4,670)            (11,697)         (9,312)
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NET INCOME                                                   $       10,128 $         7,796      $       18,295 $        15,860
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NET INCOME PER SHARE:
   Basic and diluted net income per common share             $         0.26 $          0.28      $         0.55 $          0.58
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Basic weighted average shares outstanding                        39,203,658      27,225,247          33,194,651      27,225,122
Diluted weighted average shares outstanding                      39,204,469      27,225,693          33,196,048      27,225,341
Cash dividends per common share                              $         0.07 $          0.07      $         0.14 $          0.14
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Business Segment Information by Geographic Area

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                                                                     13 Weeks Ended                       26 Weeks Ended
Unaudited                                                        JULY 2,         July 4,             JULY 2,         July 4,
(Dollars in thousands)                                             2000           1999                 2000           1999
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
NET SALES
   North America                                             $      133,632 $        94,381      $      241,014 $       192,483
   Europe                                                            90,836          51,677             145,812         105,381
   Other                                                              1,304           1,906               2,425           3,197
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TOTAL                                                        $      225,772 $       147,964      $      389,251 $       301,061
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NET INCOME
   North America                                             $        6,575 $         6,597      $       13,696 $        14,396
   Europe                                                             3,803           1,719               6,001           2,784
   Other                                                              (250)           (520)             (1,402)         (1,320)
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TOTAL                                                        $       10,128 $         7,796      $       18,295 $        15,860
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Condensed Consolidated Statement of Cash Flows

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                                                                                        26 Weeks Ended
Unaudited                                                                      JULY 2,                July 4,
(Dollars in thousands)                                                          2000                   1999
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
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                $        18,295     $              15,860
Depreciation and amortization                                                      23,947                    17,850
Minority interest in income of consolidated companies                               6,631                     5,782
Net change in receivables, inventories, and payables                             (34,369)                   (4,391)
Other, net                                                                         16,465                    13,954
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NET CASH PROVIDED BY OPERATING ACTIVITIES                                          30,969                    49,055
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CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment                                       (24,282)                  (34,469)
Payments for acquisitions, net of cash acquired                                     5,126                        -
Proceeds from sales of property, plant and equipment                                   62                       296
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NET CASH USED IN INVESTING ACTIVITIES                                            (19,094)                  (34,173)
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CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) on notes payable and bank overdrafts                   17,694                     (437)
Net borrowings (repayments) of long-term debt                                       5,928                     (557)
Repurchase of common stock                                                        (5,722)                       -
Cash dividends                                                                    (5,097)                   (3,837)
Distribution to minority interest partners                                        (4,874)                   (5,439)
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NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                 7,929                  (10,270)
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Effect of exchange rate changes                                                   (1,507)                     (806)
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Net increase in cash and cash equivalents                                          18,297                     3,806
Cash and cash equivalents at beginning of year                                      5,061                     8,891
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CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $        23,358     $              12,697
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Condensed Consolidated Balance Sheet

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Unaudited                                                                         JULY 2,          December 31,
(Dollars in thousands)                                                             2000                1999
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
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                     $      23,358  $                5,061
Accounts receivable, net                                                            163,107                  73,305
Inventories                                                                         124,253                  73,977
Other current assets                                                                  9,426                   9,242
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TOTAL CURRENT ASSETS                                                                320,144                 161,585
Property, plant and equipment, net                                                  410,181                 269,485
Other assets                                                                         87,173                  11,445
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TOTAL ASSETS                                                                  $     817,498  $              442,515
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LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable and bank overdrafts                                             $      43,826  $               19,312
Long-term debt due within one year                                                    1,245                   1,609
Accounts payable                                                                     58,098                  39,064
Other accrued liabilities                                                            67,039                  30,285
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TOTAL CURRENT LIABILITIES                                                           170,208                  90,270
Long-term debt                                                                      197,976                 110,934
Long-term pension liability                                                          29,764                  31,342
Deferred income taxes                                                                27,331                   5,448
Other liabilities                                                                    21,156                  20,008
Minority interest in net assets of consolidated companies                            28,641                  33,761
Stockholders' equity                                                                342,422                 150,752
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TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $     817,498  $              442,515
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